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Exhibit 10.1   Employment Agreement Amendment Number 2 dated September
               3, 1996 between the Company and John T. Gorman.


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                   EMPLOYMENT AGREEMENT AMENDMENT NUMBER 2


AMENDMENT NUMBER 2 (this "Amendment") to an Employment Agreement dated July 24, 1990 by and between AMERICAN BANKNOTE CORPORATION, a Delaware corporation with its principal offices at 200 Park Avenue, New York, New York 10166 (the "Company"), and JOHN T. GORMAN, an individual residing at 11 Jeffrey Lane, East Windsor, New Jersey 08520 (the "Executive").

                      W I T N E S S E T H:

     WHEREAS, the Executive is a key employee of the Company and is engaged pursuant to the terms of an Employment Agreement, dated July 24, 1990, by and between the Company and the Executive, as amended on August 31, 1992 (such agreement, together with such amendment are collectively referred to herein as the "Existing Agreement");

     WHEREAS, the Company deems it important and appropriate to assure to itself the continued availability of the services of the Executive and to induce the Executive to continue to render services to the Company for the period set forth in this Amendment and desires to amend the Existing Agreement pursuant to the terms hereof; and

     WHEREAS, the Executive deems it in his best interest to accept such continued employment by the Company and amend the Existing
Agreement pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

I. Terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Existing Agreement.

II. Paragraph 1 of the Existing Agreement is hereby amended such that the Initial Term shall be extended from July 25, 1995 to August 31, 1999.

III. Paragraph 3 of the Existing Agreement is hereby amended such that the Consulting Period shall be reduced from a period of two (2) years to a period of eighteen (18) months (the "Consulting Period") and that the consulting fee which shall be paid by the Company to the Executive during the Consulting Period shall be a total amount equal to 150% of the Executive's Base Salary, payable monthly.

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IV.    Paragraph 4 of the Existing Agreement is hereby deleted and replaced in its entirety with the following:

 Compensation; Base Salary and Annual Bonus.
     (a) Effective May 1, 1996, (the "Effective Date") and during the remainder of the Initial Term of Employment, the Company shall pay the Executive a base salary (the "Base Salary") of $250,000 per year, payable in equal installments not less frequently than monthly.
     (b) The Company acknowledges that for purposes of the Existing Agreement, the Bonus for the Company's fiscal year ended December 31, 1996 pursuant to the Existing Agreement shall be satisfied by the payment from the Company to the Executive of $40,000.

     (c) Following the Effective Date and for the remainder of the Term of Employment, the Company shall pay the Executive an annual bonus ("the Bonus") in accordance with the Company's Challenge 2000 Program, as established by the Company in 1996. The Bonus shall be a percentage of Base Salary at various achievement levels verse the achievement of certain pre-established plan goals as set forth below.
     Percentage of Plan            Bonus as a Percentage of Salary
              80-90%                        0-25%
              91-100%                       26-50%
             100-120%                      51-75%

An additional 25% of Base Salary shall also be made available to the Executive on an annual basis based upon the achievement of specific measurable objectives, which objectives shall be mutually agreed upon between the Company and the Executive within the first three months of the commencement of each fiscal year during the Term. In addition to the Bonus as described herein, the Executive shall Participate in all other benefits made available to executive officers of the Company, including, without limitation, a long-term incentive award as presented by Strategic Compensation Research Associates and outlined in a letter dated April 9, 1996 (the "Goal Letter"). Such additional annual awards are anticipated to range between 15 and 30% of Base Salary; however, the actual amount of such awards shall be at the discretion of the Compensation Committee. In addition, the Executive shall receive reimbursement of club memberships and fees similar to those received by other executives of the Company up to a maximum of $5,000 per fiscal year.
     (d) The Board of Directors of the Company, in its sole discretion, may increase the Base Salary and Bonus payable to the Executive pursuant to the Existing Agreement and may make available to the Executive other benefits in addition to those to which the Executive is entitled hereunder.

V.    The medical expense reimbursement referred to in Section
6(a) of the Existing Agreement shall be increased from $5,000 to $7,500 and expanded to include reimbursement for financial and tax planning.

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VI.   The Executive agrees to surrender for cancellation the
following stock options issued to him by the Company (a) options for 20,000 shares issued on 8/8/91 at an exercise price of $4.19 per share; (b) options for 38,00 shares issued on 10/5/92 at an exercise price of $4.375 per share; (c) options for 28,000 shares issued on 12/8/92 at an exercise price of $6.1875 per share; and (d) options for 20,000 shares issued on 9/20/94 at an exercise price of $2.9375 per share. In connection therewith and for consideration of the services to be performed by the Executive, the Company shall issue to the Executive (x) ten year options to acquire 20,000 shares at an exercise price of $1.375 per share and (y) ten year options to acquire 70,600 shares at an exercise price of $2.250 per share (the "New Options"). The New Options shall vest in accordance with the Company's stock option plan.

VII. The Company shall deliver 20,000 shares of restricted stock which will vest in equal installments over five years, or earlier, if the Company achieves certain established operating income levels as set forth in the Goal Letter.

VIII. The Company acknowledges that as of the date hereof the Executive has 91 unused vacation days which may be carried forward.

IX. Subject to the approval of the Company's Board of Director's or Compensation Committee, as the case may be, Paragraph 14 of the Existing Agreement is hereby deleted and replaced in its entirety with the following:

In the event that any payment or benefit received or to be received by the Executive, whether or not such payments or benefits are received pursuant to the terms of this Agreement (such payments and benefits being hereinafter called "Total Payments"), would be subject (in whole or part), to the tax (the "Excise Tax") imposed under Section 4999 of the Code, the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") as may be necessary to place the Executive in the same after-tax position as if no portion of the Total Payments had been subject to the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

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X.    The Company shall pay to or on behalf of the Executive all legal fees and expenses incurred by the Executive in connection with the execution of this Amendment, not to exceed $3,000.

XI.   Except as set forth in this Amendment, the Existing
Agreement shall remain in full force and effect.

           IN WITNESS WHEREOF, this Amendment has been duly executed this 12th day of June 1996.

                         AMERICAN BANKNOTE CORPORATION


                          By:     Morris Weissman          7/10/96
                         Name:     Chairman & CEO
                         Title:


                         JOHN T. GORMAN

                         s/ John T. Gorman   9/3/96